Exhibit 10.iii.b
DESCRIPTION OF MOSAIC MANAGEMENT INCENTIVE PROGRAM

Pursuant to the Management Incentive Plan (“MIP”) of The Mosaic Company (the “Company”), key managers of the Company and its subsidiaries, including executive officers, are eligible for annual cash incentive compensation based upon the level of attainment of business performance goals that are pre-established by the Board of Directors of the Company, upon the recommendation of the Compensation Committee.
The incentive measures and their respective weightings for executive officers for 2022 are described below:
•Adjusted Operating Earnings: this measure is based on the profitability of the business. It creates messaging around revenue growth, margin expansion, and control over overhead costs. This measure has a weighting of 25% for executive officers.
•Period Free Cash Flow: this measure is based on consolidated net cash provided by operating activities before specified items and has a 20% weighting for executive officers.
•Cost Control: this measure is based on controllable production costs per tonne of the Company’s Phosphates, Potash and Mosaic Fertilizantes business segments. This measure has a 10% weighting for executive officers, as defined in the program.
•Performance Product Sales: this measure is based on the metric tonnes of performance products for which the Company recognizes revenue, on a consolidated basis. This measure has a weighting of 10% for executive officers.
•ESG Scorecard Progress: this measure is based our achievement on select portions of our 13 sustainability goals. The metric is divided equally between the safety and sustainability (risk reduction) measure and a measure of diversity and inclusion progress. This measure has a weighting of 15% for executive officers.
◦Safety & Sustainability - Risk Reduction: the safety and sustainability measure is based on the effectiveness of the Company’s Environmental, Health and Safety management system for the Phosphates and Potash business units, and has a weighting of 50% of the ESG Scorecard for executive officers.
◦Diversity & Inclusion: this measure is based upon completion of diversity and inclusion self-education hours and training of our workforce below the senior leadership level including our hourly employees, and has a weighting of 50% of the ESG Scorecard for executive officers.
•Strategic Goals: this measure focuses on achieving key milestones of our six global strategic priorities. Each executive officer has two to four specific individual goals which link directly to our six global strategic priorities. These goals are intended to be leading indicators of future financial and operational success of the company. This measure has a weighting of 20% for executive officers.

Threshold, target and maximum payout levels are set by the Compensation Committee based upon the extent to which the specified performance goals are attained.